EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Media Contact:
Marc Abshire
(571) 434-5151
marc.abshire@neustar.biz
NeuStar Awarded National Pooling Administration Contract by FCC
Company Continues Its Role as Steward of Critical Industry Resource
STERLING, Va., August 2, 2007 — NeuStar (NYSE: NSR) today announced that it has been awarded its second consecutive National Number Pooling Administration contract by the Federal Communications Commission (FCC). The contract term is for two years with three one-year options, and will begin in September 2007. The original pooling contract was awarded to NeuStar in June 2001.
“NeuStar has been both a pioneer of and preeminent authority on thousands-block number pooling for over eight years, and we are honored that the FCC is allowing us to continue serving as the National Pooling Administrator,” said Michael O’Connor, vice president of customer relations at NeuStar. “Our exemplary performance as the Administrator is concrete evidence of the value that we provide to the industry and to the regulatory community alike.”
In June 1998, NeuStar became the first number pooling administrator, initially chosen by the states of Illinois and New York to administer thousands-block pooling for the 847 and 212 area codes, respectively. Since that time, NeuStar has been the only entity selected by the FCC to administer thousands-blocks in North America. Currently, there are over half a million blocks housed in the Pooling Administration System maintained by NeuStar.
About NeuStar, Inc.
NeuStar is a provider of clearinghouse and directory services to the global communications and Internet industry. Visit NeuStar online at www.NeuStar.biz.
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